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                                  ARMADA FUNDS

                            SHAREHOLDER SERVICES PLAN

     SECTION 1. Armada Funds (the "Trust") has adopted this Shareholder Services Plan (the "Plan") in order to enable the Trust to bear certain shareholder service and administrative expenses relating to A Shares of its Funds, and any other non-discretionary investment portfolios hereinafter established (collectively, "A Shares").

     SECTION 2. Any officer of the Trust is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements in substantially the form attached hereto or in any other form duly approved by the Board of Trustees (as provided in Section 4 below) ("Servicing Agreements") with financial institutions, broker-dealers, or other industry professionals, such as investment advisers, accountants, and estate planning firms ("Service Organizations"). Such Servicing Agreements are incorporated herein by reference and shall require the Service Organizations to provide shareholder administrative services as set forth therein to their clients who beneficially own A Shares in consideration for a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at the annual rate of: (i) up to
 .15% (as defined in such Servicing Agreement) for the Tax Exempt Money Market, Ohio Municipal Money Market and Pennsylvania Tax Exempt Money Market Funds, (ii) up to .10% (as defined in such Servicing Agreement) with respect to the Limited Maturity Bond, Ohio Tax Exempt Bond, National Tax Exempt Bond, Michigan Municipal Bond and Pennsylvania Municipal Bond Funds, and (iii) up to .25% (as defined in such Servicing Agreement) with respect to the International Equity, Small Cap Value, Small Cap Growth, Equity Growth, Tax Managed Equity, Core Equity, Equity Index, Equity Income, Aggressive Allocation, Balanced Allocation, Conservative Allocation, Total Return Advantage, Bond, Intermediate Bond, GNMA, Mid Cap Growth, U.S. Government Income, Large Cap Ultra, Strategic Income Bond, Money Market, Government Money Market, Treasury Money Market and Treasury Plus Money Market Funds. All expenses incurred by the Trust in connection with the Servicing Agreements and the implementation of this Plan shall be borne entirely by shareholders of the Trust.

     SECTION 3. The Trust's Transfer Agent shall monitor the arrangements pertaining to the Trust's Servicing Agreements with Service Organizations as required by the Trust's Board of Trustees. The Trust's Transfer Agent shall not, however, be obliged by this Plan to recommend, and the Trust shall not be obliged to execute, any Servicing Agreement with any qualifying Service Organization.

     SECTION 4. So long as this Plan is in effect, the Trust's Transfer Agent shall provide to the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

     SECTION 5. This Plan shall become effective upon the date of its adoption and following approval of the Plan (and the related form of Servicing Agreement) by (i) vote of a majority of the Trust's outstanding A Shares (as defined in the Investment Company Act of 1940 ("1940 Act")) or by (ii) vote of a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust as defined in the 1940 Act and have no direct or indirect financial interest in the operation of this Plan or in any Servicing Agreements or other agreements related to


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this Plan (the "Disinterested Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan (or form of Servicing Agreement).

     SECTION 6. Unless sooner terminated, this Plan shall continue until September 30, 2001 and thereafter shall continue automatically for successive annual periods of twelve months each, provided such continuance is approved at least annually in the manner set forth in Section 5.

     SECTION 7. This Plan may be amended at any time by the Board of Trustees, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 5.

     SECTION 8. This Plan is terminable at any time by vote of a majority of the Disinterested Trustees or by vote of holders of a majority of the Trust's A Shares (as defined in the Act).

     SECTION 9. While this Plan is in effect, the selection and nomination of Disinterested Trustees shall be committed to the discretion of the Disinterested Trustees.

     SECTION 10. The names "Armada Funds" and "Trustees of Armada Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated January 28, 1986, as amended which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "Armada Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.


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